Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
Mark A. Roberts
Executive Vice President & CFO
(413) 787-1700

UNITED FINANCIAL BANCORP REPORTS FOURTH QUARTER 2011

EARNINGS OF $3.0 MILLION, OR $0.20 PER DILUTED SHARE;

ANNOUNCES QUARTERLY DIVIDEND OF $0.09 PER SHARE

WEST SPRINGFIELD, MA — January 23, 2012— United Financial Bancorp, Inc. (the “Company”) (NASDAQ Global Select Market: UBNK), the holding company for United Bank (the “Bank”), reported net income of $3.0 million, or $0.20 per diluted share, for the fourth quarter of 2011 compared to net income of $2.7 million, or $0.18 per diluted share, for the corresponding period in 2010. For the year ended December 31, 2011, net income was $11.2 million, or $0.74 per diluted share, compared to net income of $10.0 million or $0.65 per diluted share, for the same period in 2010. Excluding acquisition-related expenses of $1.1 million ($819,000 net of tax benefit), net income would have been $10.9 million, or $0.70 per diluted share, in 2010. The Company also announced a quarterly cash dividend of $0.09 per share, payable on March 2, 2012 to shareholders of record as of February 9, 2012.

Financial Highlights:

•	Diluted earnings per share increased 11% from the fourth quarter of 2010.

•	Return on average assets increased 5 basis points to 0.74% in the fourth quarter of 2011 from the fourth quarter of 2010.

•	Return on average equity increased 44 basis points to 5.24% in the fourth quarter of 2011 from the fourth quarter of 2010.

•	Total loans increased 4% to $1.122 billion at year end 2011 reflecting solid growth in the residential mortgages (6%), commercial mortgages (5%) and commercial (7%) portfolios.

•	Total deposits increased 8% to $1.230 billion at December 31, 2011 as a result of 19% growth in core account balances, partially offset by a decrease of 9% in certificates of deposits.

•	The non-performing loans to total loans ratio improved to 0.75% at December 31, 2011 from 0.88% from prior year end.

•	Tangible book value per share increased 5% during the year to $13.90 at December 31, 2011.

•

The Company repurchased 103,503 shares at an average price of $15.17 per share during the fourth quarter of 2011 and 426,299 shares at an average cost of $14.96 for 2011. At December 31, 2011 the Company has approximately 330,000 shares remaining to be purchased under its current plan approved in October 2010.

“We are pleased to report our fourth consecutive year of growth in operating earnings, a trend that has continued despite the challenging economic environment. Our success has been driven by our focus on profitably expanding our franchise through organic loan and deposit growth and the acquisition of CNB, maintaining excellent asset quality and effectively managing our interest rate, capital and liquidity positions,” commented Richard B. Collins, President and Chief Executive Officer. Mr. Collins further remarked “we believe we are well positioned to continue to deliver improving financial results and reward our shareholders”.

Earnings Summary (Q4 2011 compared to Q4 2010)

Net income grew $309,000, or 12%, to $3.0 million in the fourth quarter of 2011 compared to the same period last year largely due to an increase in net interest income, driven by growth in average earning assets, growth in non-interest income and a lower effective tax rate, offset in part by a higher provision for loan losses.

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Net interest income increased $280,000, or 2%, to $13.2 million for the fourth quarter of 2011 as a result of an increase in average interest earning assets, partially offset by net interest margin compression. Total average earning assets increased $39 million, or 3%, to $1.509 billion for the fourth quarter of 2011 mainly due to growth in loans and investment securities. The net interest margin declined 2 basis points to 3.51% for the three months ended December 31, 2011.

•	The provision for loan losses expanded by $659,000 to $1.0 million for the three months ended December 31, 2011 driven by an increase in net charge-offs, classified loan reserves and loan growth.

•

Non-interest income increased by $213,000, or 9%, to $2.6 million for the three months ended December 31, 2011. The growth in non-interest income was primarily due to an increase of $148,000, or 11%, in fee income on depositor’s accounts driven by higher ATM and debit card income and an increase of $86,000, or 24%, in bank owned life insurance income reflecting a $10 million BOLI investment in May 2011.

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Non-interest expense decreased $18,000, or 0.2%, to $10.7 million for the fourth quarter of 2011 reflecting lower FDIC assessment and marketing expenses, offset by increases in other expenses, salaries and benefits and professional services.

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Income taxes decreased $457,000, or 29%, to $1.1 million for the three months ended December 31, 2011, primarily due to a lower effective tax rate, partially offset by lower pretax income. The Company’s effective tax rate decreased to 27% for the fourth quarter of 2011 from 37% in the fourth quarter of 2010 largely as a result of tax credits from an investment in a low income housing fund and an increase in tax exempt municipal investment income in 2011.

Balance Sheet Activity:

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Total assets increased $38.9 million, or 2%, during the year to $1.624 billion at December 31, 2011, reflecting an increase in loans and bank owned life insurance partially offset by a lower cash position.

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Cash and cash equivalents decreased $21.6 million, or 26%, to $61.5 million at December 31, 2011 reflecting the use of excess cash to fund loan originations and the purchase of additional bank owned life insurance.

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Total loans increased $47.8 million, or 4%, to $1.122 billion at December 31, 2011 reflecting growth in the residential and commercial mortgages, commercial and construction portfolios. The increase in residential loans was due to originations of 10- and 15-year loans as a result of promotional efforts and continued lower market interest rates, partially offset by payments and sales of 30-year fixed rate loan originations. Commercial mortgage and commercial loan growth was primarily attributable to business development efforts, competitive products and pricing and the establishment of a loan production office in Beverly, Massachusetts during the second quarter of 2011. These positive variances were offset in part by declines in consumer and home equity loans.

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Total deposits increased $86.7 million, or 8%, to $1.230 billion at December 31, 2011 reflecting growth of $127.6 million, or 19%, in core account balances, partially offset by a decrease of $40.9 million, or 9%, in certificates of deposit. The strong growth in core account balances was driven by the success of sales and marketing initiatives, competitive products and pricing and excellent customer service. Core deposit balances were $808.2 million, or 66% of total deposits at December 31, 2011 compared to $680.7 million, or 60% at December 31, 2010.

•	Long-term debt decreased $46.5 million, or 27%, mainly due to the use of positive cash flows to retire maturing debt.

Credit Quality:

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Non-performing assets totaled $10.5 million, or 0.65% of total assets, at December 31, 2011 compared to $11.0 million, or 0.69% of total assets, at December 31, 2010. The $462,000 improvement in the non-performing assets reflects a $1.0 million reduction in non-performing loans partially offset by an increase of $518,000 in other real estate owned.

•	At December 31, 2011, the ratio of the allowance for loan losses to total loans was 0.99% compared to 0.93% at December 31, 2010. Excluding the impact of loans acquired from CNB and other financial institutions totaling $165.1 million at December 31, 2011 and $231.2 million at December 31, 2010, the ratio of the allowance for loan losses to total loans would have been 1.16% at December 31, 2011 and 1.18% at December 31, 2010. Net charge-offs totaled $2.1 million, or 0.19% of average loans outstanding for the year ended December 31, 2011 as compared to net charge-offs of $1.5 million, or 0.13% of average loans outstanding for 2010. The increase in net charge-offs was primarily due to the resolution of several problem credits within the commercial portfolio.

Capital and Liquidity:

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The Company remains well capitalized with a tangible equity-to-tangible assets ratio of 13.53% at December 31, 2011. During 2011, the Company repurchased 426,299 shares at an average cost of $14.96 under the current plan approved in October 2010.

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At December 31, 2011, the Company continued to have considerable liquidity consisting of significant balances at the Federal Reserve, a large amount of marketable loans and investment securities, substantial unused borrowing capacity at the Federal Home Loan Bank and the Federal Reserve Bank and access to funding through the repurchase agreement and brokered deposit markets.

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company for United Bank, a federally chartered bank headquartered at 95 Elm Street, West Springfield, MA, 01090. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol UBNK. United Bank provides an array of financial products and services through its 16 branch offices and two express drive-up branches in the Springfield region of Western Massachusetts and six branches in the Worcester region of Central Massachusetts. The bank also operates a loan production office located in Beverly, Massachusetts. Through its Wealth Management Group, the Bank offers access to a wide range of investment and insurance products and services, as well as financial, estate and retirement strategies and products. For more information regarding the Bank’s products and services and for United Financial Bancorp, Inc. investor relations information please visit www.bankatunited.com or on Facebook at facebook.com/bankatunited.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands, except per share amounts)

	December 31,	December 31,
	2011	2010
	(unaudited)	(audited)
Assets
Cash and cash equivalents	$61,518	$83,069
Investment securities	337,710	338,327
Loans held for sale	53	—

Loans:
Residential mortgages	314,839	295,721
Commercial mortgages	450,180	427,994
Construction loans	30,271	27,553
Commercial loans	176,086	165,335
Home equity loans	135,518	138,290
Consumer loans	14,985	19,218

Total loans	1,121,879	1,074,111
Net deferred loan costs and fees	2,194	2,073
Allowance for loan losses	(11,132)	(9,987)

Loans, net	1,112,941	1,066,197

Federal Home Loan Bank of Boston stock, at cost	15,365	15,365
Other real estate owned	2,054	1,536
Deferred tax asset, net	14,006	11,029
Premises and equipment, net	16,438	15,565
Bank-owned life insurance	40,688	29,180
Goodwill	8,192	8,192
Other intangible assets	752	975
Other assets	14,035	15,442

Total assets	$1,623,752	$1,584,877

Liabilities and Stockholders’ Equity

Deposits:
Demand	$205,902	$175,996
NOW	52,899	40,922
Savings	247,664	203,165
Money market	301,770	260,573
Certificates of deposit	421,740	462,645

Total deposits	1,229,975	1,143,301

Short-term borrowings	17,260	21,029
Long-term debt	126,857	173,307
Subordinated debentures	5,539	5,448
Escrow funds held for borrowers	2,103	1,899
Due to broker	—	3,002
Capitalized lease obligations	4,874	5,011
Accrued expenses and other liabilities	9,783	9,304

Total liabilities	1,396,391	1,362,301

Stockholders’ Equity:
Preferred stock, par value $0.01 per share, authorized 50,000,000 shares; none issued	—	—
Common stock, par value $0.01 per share; authorized 100,000,000 shares; shares issued: 18,706,933 at December 31, 2011 and December 31, 2010	187	187
Additional paid-in capital	182,475	180,322
Retained earnings	88,977	82,899
Unearned compensation	(10,047)	(10,750)
Accumulated other comprehensive income, net of taxes	6,752	4,858
Treasury stock, at cost (2,994,036 shares at December 31, 2011 and 2,597,827 shares at December 31, 2010)	(40,983)	(34,940)

Total stockholders’ equity	227,361	222,576

Total liabilities and stockholders’ equity	$1,623,752	$1,584,877

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED INCOME STATEMENTS

(Amounts in thousands, except per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Interest and dividend income:
Loans	$14,501	$15,287	$58,220	$61,554
Investments	2,901	2,852	12,728	12,238
Other interest-earning assets	26	31	126	66

Total interest and dividend income	17,428	18,170	71,074	73,858

Interest expense:
Deposits	2,944	3,464	12,449	13,847
Borrowings	1,243	1,745	5,812	7,100

Total interest expense	4,187	5,209	18,261	20,947

Net interest income before provision for loan losses	13,241	12,961	52,813	52,911

Provision for loan losses	1,011	352	3,242	2,285

Net interest income after provision for loan losses	12,230	12,609	49,571	50,626

Non-interest income:
Fee income on depositors’ accounts	1,469	1,321	5,554	5,327
Wealth management income	217	251	919	754
Income from bank-owned life insurance	450	364	1,642	1,390
Net gain on sales of loans	150	164	274	573
Net gain (loss) on sales of securities	—	4	1	(185)
Impairment charges on securities	(7)	—	(99)	(145)
Other income	291	253	1,062	1,002

Total non-interest income	2,570	2,357	9,353	8,716

Non-interest expense:
Salaries and benefits	5,957	5,889	24,818	24,056
Occupancy expenses	845	840	3,317	3,397
Marketing expenses	376	510	1,797	2,091
Data processing expenses	1,037	1,050	3,970	4,099
Professional fees	533	482	2,174	1,812
Acquisition related expenses	—	—	—	1,148
FDIC insurance assessments	218	365	1,029	1,470
Low income housing tax credit fund	210	181	837	181
Other expenses	1,542	1,419	6,120	5,587

Total non-interest expense	10,718	10,736	44,062	43,841

Income before income taxes	4,082	4,230	14,862	15,501

Income tax expense	1,102	1,559	3,678	5,469

Net income	$2,980	$2,671	$11,184	$10,032

Earnings per share:
Basic	$0.20	$0.18	$0.75	$0.66
Diluted	$0.20	$0.18	$0.74	$0.65

Weighted average shares outstanding:
Basic	14,726	15,028	14,930	15,303
Diluted	15,022	15,180	15,199	15,395

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

SELECTED DATA AND RATIOS (unaudited)

(Dollars in thousands, except per share amounts)

	At or For The Quarters Ended
	Dec. 31 2011		Sep. 30 2011		Jun. 30 2011		Mar. 31 2011		Dec. 31 2010
Operating Results:
Net interest income	$13,241		$13,399		$13,382		$12,791		$12,961
Loan loss provision	1,011		750		673		808		352
Non-interest income	2,570		2,423		2,211		2,149		2,357
Non-interest expense	10,718		11,001		11,403		10,940		10,736
Net income	2,980		3,085		2,690		2,429		2,671

Performance Ratios (annualized):
Return on average assets	0.74%		0.77%		0.67%		0.62%		0.69%
Return on average equity	5.24%		5.41%		4.76%		4.36%		4.80%
Net interest margin	3.51%		3.56%		3.55%		3.42%		3.53%
Non-interest income to average total assets	0.64%		0.60%		0.55%		0.54%		0.61%
Non-interest expense to average total assets	2.66%		2.74%		2.85%		2.77%		2.76%
Efficiency ratio	68.41	%(1)	69.61	%(1)	73.09	%(1)	73.34	%(1)	70.86	%(1)

Per Share Data:
Diluted earnings per share	$0.20		$0.20		$0.18		$0.16		$0.18
Book value per share	$14.47		$14.36		$14.15		$13.92		$13.82
Tangible book value per share	$13.90	(2)	$13.79	(2)	$13.58	(2)	$13.35	(2)	$13.25	(2)
Market price at period end	$16.09		$13.69		$15.43		$16.51		$15.27

Risk Profile
Equity as a percentage of assets	14.00%		14.11%		14.15%		14.01%		14.04%
Tangible equity as a percentage of tangible assets	13.53	%(2)	13.63	%(2)	13.66	%(2)	13.51	%(2)	13.54	%(2)
Net charge-offs to average loans outstanding (annualized)	0.22%		0.23%		0.18%		0.12%		0.11%
Non-performing assets as a percent of total assets	0.65%		0.85%		0.77%		0.62%		0.69%
Non-performing loans as a percent of total loans, gross	0.75%		1.00%		0.86%		0.76%		0.88%
Allowance for loan losses as a percent of total loans, gross	0.99	%(3)	0.96	%(3)	0.96	%(3)	0.95	%(3)	0.93	%(3)
Allowance for loan losses as a percent of non-performing loans	131.68%		96.22%		112.01%		125.20%		105.86%

Average Balances
Loans	$1,119,511		$1,113,672		$1,103,305		$1,090,796		$1,091,756
Securities	346,939		358,929		356,479		341,804		310,024
Total interest-earning assets	1,509,079		1,503,940		1,509,438		1,493,946		1,470,127
Total assets	1,611,447		1,605,844		1,602,767		1,579,048		1,555,266
Deposits	1,211,957		1,186,530		1,179,166		1,145,296		1,115,775
FHLBB advances	111,762		132,544		138,215		147,880		153,965
Stockholders’ Equity	227,678		228,278		226,279		223,067		222,749

Average Yields/Rates (annualized)
Loans	5.18%		5.22%		5.33%		5.31%		5.60%
Securities	3.34%		3.62%		3.80%		3.73%		3.68%
Total interest-earning assets	4.62%		4.73%		4.80%		4.74%		4.94%

Savings accounts	0.69%		0.71%		0.76%		0.77%		0.87%
Money market/NOW accounts	0.62%		0.64%		0.70%		0.71%		0.84%
Certificates of deposit	1.88%		1.91%		1.99%		2.06%		2.16%
FHLBB advances	3.17%		3.26%		3.60%		3.52%		3.62%
Total interest-bearing liabilities	1.43%		1.50%		1.61%		1.68%		1.83%

(1)	Excludes gains/losses on sales of securities and loans and impairment charges on securities.
(2)	Excludes the impact of goodwill and other intangible assets of $8.9 million at December 31, 2011, $9.0 million at September 30, 2011 and $9.2 million at June 30, 2011, March 31, 2011 and December 31, 2010.
(3)	Excluding acquired loans of $146.0 million, $156.2 million, $168.6 million, $178.7 million and $209.8 million and loans purchased from other financial institutions of $19.1 million, $19.3 million, $20.8 million, $21.1 million and $21.4 million at December 31, 2011, September 30, 2011, June 30, 2011, March 31, 2011 and December 31, 2010, respectively, allowance for loan losses as a percent of total loans, gross would have been 1.16%, 1.14%, 1.16%, 1.17%, and 1.18% for the quarters ended December 31, 2011, September 30, 2011, June 30, 2011, March 31, 2011 and December 31, 2010, respectively.